EXHIBIT  21.  SUBSIDIARIES

                                  Percent    State or other jurisdiction of
            Name                   Owned     Incorporation or organization
---------------------------------------------------------------------------

InfiNet Systems LLC                50.1%     Delaware

Beijing Antai Communication
 Equipment Company, LTD. *         50%       Peoples Republic of China

FTG Venture Corporation *         100%       Delaware

*   Inactive.